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                                                                       Exhibit 8

                      [Letterhead of Simpson Thacher & Bartlett]









                                                 September 10, 1997



Randall's Food Markets, Inc.
3663 Briarpark
Houston, Texas 77042

Ladies and Gentlemen:

         We have acted as special counsel for Randall's Food Markets, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $150,000,000 aggregate principal amount of its 9-3/8% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes"). The Exchange Notes are to be offered by the Company in exchange (the "Exchange") for $150,000,000 aggregate principal amount of its outstanding 9-3/8% Senior Subordinated Notes due 2007 (the "Notes"). The Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of June 27, 1997 (the "Indenture") between the Company and Marine Midland Bank, as Trustee (the "Trustee").

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         We have examined the Registration Statement and the Indenture which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that the statements made in the Registration Statement under the caption "Certain U.S. Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.



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         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the federal law of the United States.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

                             Very truly yours,

                             /s/ SIMPSON THACHER & BARTLETT

                             SIMPSON THACHER & BARTLETT